Exhibit 10.7

TRUECAR, INC.

BERNIE BRENNER EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of May 1, 2010 (the “Effective Date”) by and between TrueCar, Inc. (the “Company”) and Bernie Brenner (the “Executive”).

1.              Duties and Scope of Employment.

(a)         Positions and Duties.  As of the Effective Date, Executive will serve as Executive Vice President of Business Development of the Company reporting directly to the Company’s Chief Executive Officer (the “CEO”).  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”).  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)         Severance.  If (i) Executive’s employment with the Company terminates other than voluntarily or for “Cause” (as defined herein), or (ii) the Company Constructively Terminates (as defined herein) Executive’s employment, or (iii) if Executive voluntarily terminates his employment with the Company upon a Change of Control (as defined herein) and Executive voluntarily terminates, and in the case of (i)-(iii) Executive signs and does not revoke a standard release of claims with the Company (and such release becomes effective no later than sixty (60) days following the termination date or such earlier date required by the release agreement (“Release Deadline”)), then Executive shall be entitled to receive, subject to Section 1(c) herein, continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of one (1) year from the date of such termination (the “Severance Period”), to be paid periodically in accordance with the Company’s normal payroll policies.

(c)          Timing of Payments/Section 409A.

(i)                           If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the release actually becomes effective.  In the event the termination occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Payments (as defined in Section 1(c)(ii)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 1(b), or (iii) such time as required by this Section 1(c).  Notwithstanding anything to the contrary in this Agreement, no Payments (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall become payable until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”).

(ii)                        If Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Executive’s termination (other than a termination due to death), and the severance payable to Executive, if any, under this Agreement, when considered together with any other severance payments or separation benefits are considered deferred compensation under Section 409A (together the “Payments”), such Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment, shall be delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of the termination, or (ii) the date of Executive’s death (such date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received on or before the Delayed Initial Payment Date, without any adjustment on account of such delay, if the Payments had not been delayed pursuant to this Section 1(c), and (B) pay the balance of the Payments in accordance with any applicable payment schedules set forth herein.  Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iii)                     Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Payments for purposes of clause (ii) above.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute.  Payments for purposes of this Agreement.  For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) annualized compensation based upon the annual rate of pay paid to Executive during his taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurs.

(iv)                    Each payment and benefit under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(v)                       The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)         Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his business efforts and time to the Company except for ongoing service on boards of directors and advisory boards of which Executive is or becomes a member.  For the duration of the Employment Tern, Executive agrees not to actively engage in any other competitive employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.  Notwithstanding the foregoing, nothing in this Section 1(d) or any provision of the Confidential Information Agreement shall be deemed to prohibit or restrict Executive from providing consulting or employment services on behalf of Zag.com Inc. (including its successors and current and future subsidiaries) and consulting services on behalf of Vast.com (including its successors and current and future subsidiaries), so long as such services do not interfere with Executive’s performing hereunder and with respect to any consulting services on behalf of Vast.com (including its successors and current and future subsidiaries), so long as such services do not take-up more than 5% of Executive’s time in any given year.

(e)          Loan.  Upon Executive’s request, the Company will loan Executive an amount sufficient to exercise all or any portion of his vested options (the “Loan”).  The Loan will be evidenced by a promissory note and related security agreement (together, the “Loan Documents”) to be executed by and between Executive and the Company.  The terms of the Loan Documents shall as provided in the Company’s standard Executive Loan Form.

(f)           Executive Stock Option Terms.  All of Executives current and future stock option agreements shall permit or shall be amended pursuant to this Agreement to permit, as applicable, exercise of Executive’s vested stock options by means of a “net exercise”.  Additionally, all of Executive’s current and future Stock Option Agreements with the Company shall provide that the options granted thereunder shall continue to vest so long as Executive remains a Service Provider (as such word is defined in the Option Plan) or serving as an employee, director or consultant of Zag.com Inc.  The Board shall also provide for additional acceleration of Executive’s then unvested Company options based on Executive meeting certain milestones as may be determined by the Board in its sole discretion with a target of accelerating 15% of Executive’s then unvested options on a yearly basis.

(g)          Right to Sell.  In any given twelve (12) month period, Executive shall have the right to sell his equity in the Company in an amount equal to 10% of the aggregate amount of his then vested Company options.

2.              At-Will Employment.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.              Compensation: Stock Options.

(a)         Base Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $120,000 (the “Base Salary”).  The Base Salary will be paid twice monthly in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding.

(b)         Bonus.  Executive shall be eligible for an annual performance based bonus targeted to be $116,600 as determined by the Board in its sole discretion based on recommendation of the CEO, Company performance and significant milestones (the “Bonus”).  Any portion of the Bonus, if earned, shall be paid by the Company, less applicable withholdings, prior to February 28th for the prior year (in no more than three installments throughout the year with the last payment of more heavily weighted by the Board).

(c)          New Stock Options.  Upon the Board’s determination of the fair market value of the Company’s Common Stock, the Board shall grant stock options to Executive, which will be, to the extent possible under the $1,000,000 rule of Section 422(D) of the Code of, “incentive stock option” (as defined in Section 422 of the Code), as follows:

(i)                           Option to purchase 1,500,000 shares of the Company’s Common Stock to vest monthly over four (4) years with a vesting start date of January 1, 2010.

(ii)                        Option to purchase 200,000 shares of the Company’s Common Stock to vest upon an event or events to be determined by the CEO upon collaboration with the Board.

Except as otherwise provided herein, all grants under this Section 3(c) and all current and future Company option grants shall be subject to the terms, definitions and provisions of the Company’s 2008 Stock Option Plan (the “Option Plan”) and the standard form of Stock Option Agreement (or Agreements) under the Option Plan entered into by and between Executive and the Company.  Additionally, all grants under this Section 3(c) shall be subject to early exercise provided that to the extent Executive exercises the option to purchase any unvested shares pursuant to the early exercise provisions of Executive’s current and future option agreements, all such unvested shares shall be subject to the Company’s repurchase right (as set forth in and under the terms of the Company’s form of Restricted Stock Purchase Agreement).

4.              Effect of Termination upon Stock Options.  If, within twelve (12) months following a Change of Control, Executive’s employment is terminated by the Company without Cause or Constructively Terminates, then effective immediately prior to Executive’s termination of employment, the vesting and exercisability of one hundred percent (100%) of Executive’s unvested stock options shall fully accelerate.

5.              Employee Benefits.  So long as Executive remains a Zag.com Inc. employee, Executive shall only be eligible for employee benefit plans provided and maintained by Zag.com Inc. applicable to Executive, including, without limitation, group medical, dental, vision, disability, life insurance, paid time off and flexible-spending account plans.  If Executive ceases to be an employee of Zag.com Inc., then during the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, paid time off and flexible-spending account plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  Additionally, if Executive’s employment with the Company terminates other than voluntarily or for “Cause” or the Company Constructively Terminates Executive’s employment (as defined herein), and Executive is not entitled to any reimbursement for COBRA benefits from Zag.com Inc. and Executive signs and does not revoke a standard release of claims with the Company (and such release becomes effective by the Release Deadline), then the Company shall reimburse Executive for the payments Executive makes for COBRA coverage during the Severance Period (less any amount Executive would have contributed had he remained employed), or until Executive has secured other employment, whichever occurs first, provided Executive timely elects and pays for COBRA coverage.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage.

6.              Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.              Definitions.

(a)         “Cause” shall mean: (i) Executive’s failure to perform his assigned duties or responsibilities as an employee (other than a failure resulting from the Executive’s disability) of the Company and/or Zag.com Inc. after written notice thereof from the Company and/or Zag.com Inc., as applicable, describing Executive’s failure to perform such duties or responsibilities; (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company and/or Zag.com Inc.; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company, Zag.com Inc. and/or their respective affiliates; (iv) Executive’s breach of any confidentiality agreement or invention assignment agreement between Executive and the Company and/or Zag.com Inc. (and/or any of their respective affiliates); or (v) Executive being convicted of, or entering a plea of nolo contendere to, any crime.

(b)         “Change of Control” shall mean either: the acquisition of the Company by another entity, other than Zag.com Inc., by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or a sale of all or substantially all of the assets of the Company to another entity, other than Zag.com Inc.

(c)          “Constructively Terminates” shall mean Executive’s termination of employment with the Company as a result of the occurrence, without Executive’s consent, of any of the following: (i) a significant reduction in the Executive’s salary, excluding the substitution of substantially equivalent compensation and benefits, that is applicable to all Company senior management; or (ii) Executive’s removal from his position as outlined in Section 1(a); or (iii) Executive’s relocation to a location more than fifty (50) miles from the Company’s Los Angeles, California office location; provided, however, that in the event Executive believes that grounds exist for Executive to Constructively Terminate, then Executive agrees to provide the Board with written notice specifying the purported grounds for such belief and the Company shall have thirty (30) days after receipt of such written notice to cure such purported grounds (unless such purported grounds by their nature cannot be cured, in which case notice and an opportunity to cure shall not be required).

8.              Confidential Information.  Executive has entered into the Company’s standard At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment with the Company.

9.              Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.       Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

TrueCar, Inc.

225 Santa Monica Blvd., 6th Floor

Santa Monica, California 90401

Attn:  Corporate Secretary

If to Executive:

at the last residential address known by the Company.

11.       Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12.       Arbitration.

(a)                                 General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure.  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator shall issue a written decision on the merits.  Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates.  Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)                                  Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)                                 Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)                                  Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13.       Integration.  This Agreement, the Stock Option Agreements entered into by the parties, the Option Plan, the Loan Documents and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  With respect to stock options granted on or after the date hereof, the acceleration of vesting provisions, continuation of vesting based on Service Provider status or continuation of service as an employee, director or consultant of Zag.com Inc. and ability to exercise stock options through a “net exercise” provision, each as provided herein, will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

14.       Tax Withholding.  All payments made Pursuant to this Agreement will be subject to withholding of applicable taxes.

15.       Governing Law.  This Agreement will be governed by the laws of the State of California with the exception of its conflict of laws provisions.

16.       Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TRUECAR, INC.

By:	/s/ Scott Painter

Title:	CEO

EXECUTIVE:

/s/ Bernie Brenner

Bernie Brenner